Exhibit 10.6

COMMUNITY TRUST BANCORP, INC.

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (“Agreement”), applicable only in the event of a change in control, is made effective as of the day of ______________________, 2008, by and between Community Trust Bancorp, Inc., a Kentucky corporation having its principal place of business in Pikeville, Kentucky (the “Company”), and _____________________________ (the “Employee”).

1. Payment of Severance Amount.  If the Employee’s employment by the Company or any subsidiary or successor of the Company shall be subject to a Voluntary Termination or an Involuntary Termination within the Covered Period, then the Company shall pay the Employee an amount equal to the applicable Severance Amount.  Except as otherwise provided by paragraph 3, the applicable Severance Amount shall be payable within 15 days after the Termination Date.

2. Definitions.  All the terms defined in this paragraph 2 shall have the meanings given below throughout this Agreement.

(a) An “Affiliate” shall mean any entity which owns or controls, is owned by or is under common ownership or control with, the Company.

(b) “Base Annual Salary” shall be equal to the greater of:

(i) the employee’s annual salary excluding bonuses and special incentive payments on the date of the earliest Change of Control to occur during the Covered Period, or

(ii) the employee’s annual salary excluding bonuses and special incentive payments on the date of the Employee’s termination of employment from the Company or an Affiliate.

(c) “Change in Duties” shall mean any one or more of the following:

(i) a significant change in the nature or scope of the Employee’s authorities or duties from those applicable to the Employee immediately prior to the date on which a Change of Control occurs;

(ii) a reduction in the Employee’s Base Annual Salary from that provided to the Employee immediately prior to the date on which a Change of Control occurs;

(iii) a diminution in the Employee’s eligibility to participate in bonus, stock option, incentive award and other compensation plans which provide opportunities to receive compensation, from the greater of:

•	the opportunities provided by the Company (including its subsidiaries) for executives with comparable duties;
or
•	the opportunities under any such plans under which the Employee was participating immediately prior to the date on which a Change of Control occurs;

(iv) a change in the location of the Employee’s principal place of employment by the Company (including its Affiliates) by more than twenty-five miles from the location where the Employee was principally employed immediately prior to the date on which a Change of Control occurs; or

(v) a reasonable determination by the Board of Directors of the Company that, as a result of a Change in Control and a change in circumstances thereafter significantly affecting the Employee’s position, the Employee is unable to exercise the authorities, powers, function or duties attached to the Employee’s position immediately prior to the date on which a Change of Control occurs.

(d) “A Change of Control” shall be deemed to have occurred if:

(i) any “person”, including a “group” as determined in accordance with section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”), is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 30 percent or more of the combined voting power of the Company’s then outstanding securities;

(ii) as a result of, or in connection with, any tender offer or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions (a “Transaction”), the persons who were directors of the Company before the Transaction shall cease to constitute a majority of the Board of Directors of the Company or any successor to the Company;

(iii) the Company is merged or consolidated with another corporation and as a result of the merger or consolidation less than 70 percent of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by the former stockholders of the Company, other than (x) affiliates within the meaning of the Exchange Act or (y) any party to the merger or consolidation;

(iv) a tender offer or exchange offer is made and consummated for the ownership of securities of the Company representing 30 percent or more of the combined voting power of the Company’s then outstanding voting securities; or

(v) the Company transfers substantially all of its assets to another corporation which is not a wholly-owned subsidiary of the Company.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f) “Covered Period” for the Employee shall mean a period of time following the occurrence of a Change of Control equal to (i) two years following the occurrence of the Change of Control in the event of an Involuntary Termination or a Voluntary Termination if the Employee has realized a Change in Duties or (ii) the thirteenth month following the occurrence of the Change of Control in the event of a Voluntary Termination except as provided above.

(g) “Involuntary Termination” shall mean any termination of employment (within the meaning of section 409A of the Code and the regulations promulgated thereunder) which does not result from a Voluntary Termination by the Employee, however, the term “Involuntary Termination” shall not include a Termination for Cause by the Company, or any termination as a result of death, disability, or retirement pursuant to a retirement plan in which the Employee participated prior to the Change of Control.

(h) “Severance Amount” is equal to:

(i) in the case of an Involuntary Termination, 2.99 times the Employee’s Base Annual Salary, and

(ii) in the case of a Voluntary Termination, 2.99 times the Employee’s Base Annual Salary if the Employee has realized a Change in Duties subsequent to a Change of Control, or 2.00 times the Employee’s Base Salary in the case of a Voluntary Termination which is not preceded by a Change in Duties.

(i) “Termination for Cause” shall mean only a termination as a result of fraud, misappropriation of or intentional material damage to the property or business of the Company (including its subsidiaries), or commission of a felony by the Employee.

(j) “Voluntary Termination” shall mean any termination of employment (within the meaning of section 409A of the Code and the regulations promulgated thereunder) which is elected by the Employee.  However, the term “Voluntary Termination” does not include a termination as a result of death, disability, or retirement pursuant to a retirement plan in which the Employee participated prior to the Change of Control.

3. Six Month Delay.  So long as section 409A of Code is in effect, and notwithstanding any provision of this Agreement to the contrary, if, at the time of the Employee’s termination of employment with the Company (within the meaning of section 409A of the Code and the regulations promulgated thereunder), the Employee is a “specified employee” as defined in section 409A(a)(2)(B)(i) of the Code and the regulations promulgated thereunder, no such payment or benefit will be provided under this Agreement until the earlier of (a) the date that is six months following the Employee’s termination of employment with the Company, or (b) the Employee’s death.

4. Golden Parachute Payment Reduction.  It is the intention of the parties that the Severance Amount payments under this Agreement shall not constitute “excess parachute payments” within the meaning of section 280G of the Code and any regulations thereunder.  If the independent accountants acting as auditors for the Company on the date of a Change of Control (or another accounting firm designated by them) determine that the Severance Amount payments under this Agreement may constitute “excess parachute payments,” the payments may be reduced to the maximum amount which may be paid without the payments being “excess parachute payments.”  The determination shall take into account (i) whether the payments are “parachute payments” under section 280G of the Code and, if so, (ii) the amount of payments under this Agreement that constitutes reasonable compensation under section 280G of the Code.  Nothing contained in this Agreement shall prevent the Company after a Change of Control from agreeing to pay the Employee compensation or benefits in excess of those provided in this Agreement.

5. Notices.  Notices and all other communications under this Agreement shall be in writing and shall be deemed given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company, to:

Community Trust Bancorp, Inc.
346 North Mayo Trail
P.O. Box 2947
Pikeville, KY  41502-2947

Attention:  Chairman, President & CEO

If to the Employee, to:

or to such other address as either party may furnish to the other in writing, except that notices of changes of address shall be effective only upon receipt.

6. Applicable Law.  This contract is entered into under, and shall be governed for all purposes by, the laws of the Commonwealth of Kentucky.

7. Severability.  If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect.

8. Withholding of Taxes.  Company may withhold from any benefits payable under this Agreement all Federal, state, city or other taxes as may be required pursuant to any law, governmental regulation or ruling.

9. Not An Employment Agreement.  Nothing in this Agreement shall give the Employee any rights (or impose any obligations) to continued employment by the Company or any subsidiary or successor of the company, nor shall it give the Company any rights (or impose any obligations) for the continued performance of duties by the Employee for the Company or any subsidiary or successor of the Company.

10. No Assignment.  The Employee’s right to receive payments or benefits under this Agreement shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by will or by the laws of descent or distribution.  In the event of any attempted assignment or transfer contrary to this paragraph the Company shall have no liability to pay any amount so attempted to be assigned or transferred.  This Agreement shall insure to the benefit of and be enforceable by the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

11. Successors. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns (including, without limitation, any company into or with which the Company may merge or consolidate).  The Company agrees that it will not effect the sale or other disposition of all or substantially all of its assets unless either (i) the person on entity acquiring the assets or a substantial portion of the assets shall expressly assume by an instrument in writing all duties and obligations of the Company under this Agreement or (ii) the Company shall provide, through the establishment of a separate reserve for the payment in full of all amounts which are or may reasonably be expected to become payable to the Employee under this Agreement.

12. Term. This Agreement shall be effective as of the date first above written and shall remain in effect for an initial period of three years.  In the event of a Change of Control during the term of this Agreement, this Agreement shall remain in effect for the Covered Period.

13. Extension.  This Agreement shall automatically extend at the end of the initial term or any renewal term for successive one-year periods, unless the Company gives the Employee written notice of its intention not to renew at least sixty (60) days, but not more than one hundred twenty (120) days, prior to the last date of such term or renewal term, as applicable.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first written.

COMMUNITY TRUST BANCORP, INC.

By:
President & CEO

Date:

Employee

Date: